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WHEELING ISLAND GAMING NAMES NEW EXECUTIVE

MARK FULTON JOINS COMPANY AS CHIEF OPERATING OFFICER

For Immediate Release

        WHEELING, WEST VIRGINIA, December 5, 2002—Mark Fulton, an executive with approximately 10 years of senior management experience in the gaming industry, has been named Chief Operating Officer of Wheeling Island Gaming Inc., owner and operator of Wheeling Island Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, W.Va. Wheeling Island Gaming is the largest operation of Sportsystems Corporation, a wholly owned subsidiary of Delaware North Companies, Inc.

        Fulton will be responsible for the day-to-day operations of Wheeling Island Racetrack & Gaming Center. Wheeling Island Gaming President Scott Cooper made the announcement, noting Fulton's strong financial and administrative background. "Mark brings a unique blend of financial and operational experience that will benefit Wheeling Island's current operations as well as our planned expansion."

        Fulton is a seasoned industry veteran with significant gaming experience with the Isle of Capri Casinos. During his tenure at Isle of Capri, he held senior management positions including, Vice President of Special Projects, as well as finance, controller and general management positions, both at the company's headquarters and at its operations in Vicksburg and Tunica. Prior to joining Isle of Capri, Fulton spent nearly ten years in the finance industry, including KPMG, where he was part of the auditing group. A Certified Public Accountant, Fulton has a bachelor's degree in professional accountancy from Mississippi State University.

        Fulton's entry to Wheeling Island comes at a time of tremendous growth for the company and its operations. During the 2001 calendar year, Wheeling Island's annual attendance climbed to approximately 2 million customers.

        To accommodate this growing demand, the company is currently expanding its Wheeling Island operations. The expansion, which will be adjacent to and connected with the existing gaming facility, is scheduled to be completed in the third quarter of 2003.

        Construction is underway on the approximately $65 million expansion, which will include an additional 30,000 square feet of gaming space, an additional 550 slot machines and a 150-room deluxe hotel. The expansion will also include the addition of a fine dining restaurant, a casual restaurant, a food court, and a bar and lounge. In order to enhance its entertainment and meeting capabilities, the company will also be adding a 600-seat multi-purpose showroom, a business and fitness center and meeting facilities. To accommodate visitors to the new facility, the company plans on increasing its parking spaces to a total of approximately 2,800, including an anticipated 180 covered spaces.

        Delaware North Companies, Inc. is one of the world's leading hospitality and food service providers. Its family of companies includes Sportsystems, Delaware North Parks Services, CA One Services, Sportservice, Delaware North Companies International, the FleetCenter, and the newly acquired Delta Queen Steamboat Company. Delaware North is one of the largest privately held companies in the United States with more than $1.6 billion in annual revenue and 25,000 associates serving millions of customers in the United States, Canada and the Pacific Rim.

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WHEELING ISLAND GAMING NAMES NEW EXECUTIVE MARK FULTON JOINS COMPANY AS CHIEF OPERATING OFFICER